Exhibit 10.2

AMENDMENT DATED AS OF DECEMBER 1, 2003
TO THE JANUARY 21, 2003 CHANGE IN CONTROL EMPLOYMENT AGREEMENT
BETWEEN
THE CHUBB CORPORATION and JOHN D. FINNEGAN

     The Chubb Corporation (the “Corporation”) and John D. Finnegan (the “Executive”) hereby agree to amend the Change in Control Employment Agreement (the “Change in Control Agreement”) dated January 21, 2003 by and between the Corporation and Executive as follows:

     Section 5(a)(3) of the Change in Control Agreement is hereby amended to add the words “restricted stock unit” immediately after the reference to “restricted stock”.

     IN WITNESS WHEREOF, the Executive has hereunto set the Executive’s hand and, pursuant to the authorization from its Board of Directors, the Corporation has caused these presents to be executed in its name and on its behalf, all as of December 1, 2003.

John D. Finnegan

THE CHUBB CORPORATION

Lawrence M. Small
Title:	Chair, Organization & Compensation Committee